Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS

FIRST QUARTER 2013 FINANCIAL RESULTS;

REVISES FY2013 FINANCIAL OUTLOOK

First Quarter Highlights:

•	First quarter 2013 consolidated net sales increased 5 percent to a first-quarter record $348.3 million, compared with first quarter 2012 net sales of $333.1 million.

•

First quarter 2013 net income totaled $10.1 million, or $0.29 per diluted share, including restructuring charges of approximately $2.0 million, or $0.06 per diluted share, net of tax. First quarter 2012 net income was $3.9 million, or $0.11 per diluted share, which included restructuring charges of approximately $2.8 million, or $0.08 per diluted share, net of tax.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on May 30, 2013 to shareholders of record on May 16, 2013.

Revised Full Year 2013 Outlook:

•	Net sales expected to decline slightly.

•

Operating margin is expected to be approximately 6.6 percent, including restructuring charges and the effects of certain costs and deferral of income related to the previously announced plan to transition to a joint venture in China commencing January 1, 2014. Operating margin is expected to be approximately 7.5 percent excluding the effects of those items.

PORTLAND, Ore. — April 25, 2013 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced a 5 percent increase in net sales for the quarter ended March 31, 2013, to a first-quarter record $348.3 million, compared with net sales of $333.1 million for the same period of 2012. Changes in foreign currency exchange rates negatively affected first quarter consolidated net sales comparisons by less than one percent.

First quarter net income increased 159 percent to $10.1 million, or $0.29 per diluted share, including restructuring charges of approximately $2.0 million, or $0.06 per diluted share, net of tax, compared with net income of $3.9 million, or $0.11 per diluted share, for the same period of 2012, which also included restructuring charges of approximately $2.8 million, or $0.08 per diluted share, net of tax. The effective tax rate in the first quarter of 2013 was 17.4 percent, compared to 30.4 percent in the comparable quarter of 2012.

Tim Boyle, Columbia’s president and chief executive officer, commented, “During the first quarter, cold weather in North America helped us liquidate additional Fall season inventory, primarily through our direct-to-consumer channels, putting our inventory levels in better shape than last year at this time.”

“Cold weather also helped our wholesale customers liquidate more of their Fall 2012 inventory; however, it did not alter their cautious posture in placing advance orders for our Fall 2013 product offering. Accordingly, based on current advance wholesale order levels, our direct-to-consumer expansion plans, the anticipated effects of transitioning to a joint venture in China, and a number of other variables and assumptions, our full year 2013 outlook anticipates slightly lower net sales compared to 2012.”

“We continue to focus on broadening the year-round relevance of our brands by delivering innovations that help keep consumers comfortable whenever and wherever they choose to go outside. In early April, we launched the latest additions to our portfolio of differentiated performance technologies – Omni-Freeze® ZERO under the Columbia brand and Cool.Q® ZERO in our Mountain Hardwear brand – that produce sweat-activated cooling. These products, along with our growing Columbia PFG (Performance Fishing Gear) line and a complementary assortment of sportswear, are perfect for consumers who are increasingly seeking lightweight, sleek versatility that lets them adapt quickly and comfortably to a variety of weather conditions.”

First Quarter 2013 Results

(All comparisons are between first quarter 2013 and first quarter 2012, unless otherwise noted.)

First quarter 2013 U.S. net sales increased 4 percent to $200.5 million. Latin America and Asia Pacific (LAAP) region net sales grew 8 percent to $83.1 million, including a 5 percentage point negative effect from changes in currency exchange rates. Europe, Middle East, and Africa (EMEA) region net sales increased 7 percent to $40.9 million, including a 1 percentage point benefit from changes in currency exchange rates. Canada net sales decreased 6 percent to $23.8 million, including a 1 percentage point benefit from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

First quarter apparel, accessories & equipment net sales increased $10.0 million, or 4 percent, to $294.3 million. Footwear net sales increased $5.2 million, or 11 percent, to $54.0 million. (See “Categorical Net Sales” table below.)

First quarter Columbia brand net sales increased $8.0 million, or 3 percent, to $301.1 million. Sorel brand net sales increased $6.0 million, or 94 percent, to $12.4 million. Mountain Hardwear net sales increased $1.4 million, or 5 percent, to $32.1 million. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the quarter with $374.6 million in cash and short-term investments, compared with $335.4 million at December 31, 2012 and $252.8 million at March 31, 2012.

Consolidated inventories declined 11 percent to $325.2 million at March 31, 2013, compared with $366.6 million at March 31, 2012, reflecting approximately 5 percent fewer units and a reduced mix of Fall season product.

2013 Financial Outlook

The company currently expects a slight net sales decline in 2013 compared to 2012, with a low single-digit net sales increase in constant dollars more than offset by the negative effect of anticipated changes in foreign currency exchange rates.

Full year 2013 gross margin is expected to be comparable to 2012, including the effect of deferring approximately $3.0 million of gross profit into 2014 as a result of the previously announced plan to transition to a joint venture in China, effective January 1, 2014, from the current independent distributor arrangement.

Full year 2013 selling, general and administrative expenses are expected to increase approximately 3 percent, including approximately $3.7 million in pre-operating expenses related to the China joint venture and pre-tax restructuring charges of approximately $4.1 million, primarily related to employee termination and lease exit costs in our European operation, resulting in approximately 135 basis points of SG&A expense deleverage.

Full year 2013 licensing income is expected to be comparable to 2012, including the effect of deferring approximately $4.0 million of licensing income into 2014 in conjunction with the transition to the China joint venture.

As a result, full year 2013 operating margin is expected to be approximately 6.6 percent. Full year 2013 operating margin is expected to be approximately 7.5 percent if the following items are excluded: the anticipated $4.1 million in restructuring charges, and the deferral of approximately $3.0 million of gross profit and $4.0 million of licensing income into 2014 and pre-operating costs of approximately $3.7 million related to the China joint venture.

The company is modeling a full year effective tax rate of 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Second Quarter 2013 Outlook

The second quarter is the company’s lowest volume quarter, which amplifies the effect on operating results of changes in the timing of shipments and the fixed costs of the company’s operations.

The company expects second quarter 2013 net sales to decline approximately 4 to 6 percent compared with second quarter 2012, primarily reflecting lower wholesale net sales, partially offset by increased direct-to-consumer sales.

The company expects second quarter 2013 operating margin to decline approximately 370 to 540 basis points compared to second quarter 2012, consisting of approximately 430 to 560 basis points of SG&A expense deleverage, including restructuring charges of approximately $1.7 million, approximately $1.2 million in pre-operating costs of the China joint venture, and decreased licensing income, partially offset by approximately 90 to 140 basis points of gross margin expansion.

The company is modeling an effective income tax rate for the second quarter of 29 percent.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on First Quarter Financial Results and 2013 Outlook”, available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

Dividend

The board of directors authorized a quarterly dividend of $0.22 per share, payable on May 30, 2013 to shareholders of record on May 16, 2013.

CFO’s First Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president of finance and chief financial officer, reviewing the company’s first quarter 2013 results and full year 2013 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, April 25, 2013 at 5:00 p.m. EDT to review its first quarter results and 2013 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until April 25, 2014.

Second Quarter 2013 Reporting Schedule

Columbia Sportswear plans to report financial results for second quarter 2013 on Thursday, July 25, 2013 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s second quarter financial results and fiscal 2013 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, currency hedge rates, product innovations, employee termination and lease exit costs, restructuring costs, anticipated joint venture income, operations and expenses, and promotional or close-out sales levels in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in significant disruptions to our business; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,
	2013	2012
Current Assets:
Cash and cash equivalents	$303,654	$240,725
Short-term investments	70,988	12,028
Accounts receivable, net	238,325	253,297
Inventories, net	325,241	366,564
Deferred income taxes	48,444	51,519
Prepaid expenses and other current assets	41,814	37,421

Total current assets	1,028,466	961,554
Property, plant and equipment, net	266,946	256,420
Intangibles and other non-current assets	77,069	82,098

Total assets	$1,372,481	$1,300,072

Current Liabilities:
Accounts payable	$75,980	$90,665
Accrued liabilities	88,338	80,460
Income taxes payable	2,217	9,470
Deferred income taxes	23	986

Total current liabilities	166,558	181,581
Other long-term liabilities	41,800	39,980
Shareholders’ equity	1,164,123	1,078,511

Total liabilities and shareholders’ equity	$1,372,481	$1,300,072

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$348,307	$333,141
Cost of sales	195,003	185,205

Gross profit	153,304	147,936
	44.0%	44.4%
Selling, general, and administrative expenses	142,903	144,556
Net licensing income	2,327	1,975

Income from operations	12,728	5,355
Interest income, net	132	247
Other nonoperating expense	(630)	—

Income before income tax	12,230	5,602
Income tax expense	(2,128)	(1,704)

Net income	$10,102	$3,898

Earnings per share:
Basic	$0.30	$0.12
Diluted	0.29	0.11
Weighted average shares outstanding:
Basic	34,167	33,705
Diluted	34,449	33,953

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10,102	$3,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,858	11,018
Loss on disposal or impairment of property, plant and equipment	43	84
Deferred income taxes	2,624	571
Stock-based compensation	1,950	2,112
Excess tax benefit from employee stock plans	(574)	(225)
Changes in operating assets and liabilities:
Accounts receivable	95,995	98,893
Inventories	38,075	(1,640)
Prepaid expenses and other current assets	(3,186)	(730)
Other assets	(1,752)	(820)
Accounts payable and accrued liabilities	(86,309)	(86,911)
Income taxes payable	(1,769)	(5,105)
Other liabilities	778	1,068

Net cash provided by operating activities	65,835	22,213

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(26,317)	(9,150)
Capital expenditures	(14,770)	(12,004)
Proceeds from sale of property, plant, and equipment	41	—

Net cash used in investing activities	(41,046)	(21,154)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	800	519
Repayments on credit facilities	(956)	(519)
Proceeds from issuance of common stock under employee stock plans	6,005	3,475
Tax payments related to restricted stock unit issuances	(1,891)	(1,116)
Excess tax benefit from employee stock plans	574	225
Cash dividends paid	(7,521)	(7,419)

Net cash used in financing activities	(2,989)	(4,835)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(8,927)	3,467

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,873	(309)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	290,781	241,034

CASH AND CASH EQUIVALENTS, END OF PERIOD	$303,654	$240,725

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$3,803	$2,236

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended March 31,
	2013	2012	% Change
Geographical Net Sales:
United States	$200.5	$193.0	4%
Latin America & Asia Pacific	83.1	76.8	8%
Europe, Middle East, & Africa	40.9	38.1	7%
Canada	23.8	25.2	(6)%

Total	$348.3	$333.1	5%

Categorical Net Sales:
Apparel, Accessories and Equipment	$294.3	$284.3	4%
Footwear	54.0	48.8	11%

Total	$348.3	$333.1	5%

Brand Net Sales:
Columbia	$301.1	$293.1	3%
Mountain Hardwear	32.1	30.7	5%
Sorel	12.4	6.4	94%
Other	2.7	2.9	(7)%

Total	$348.3	$333.1	5%

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